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                                                                     Exhibit 4.4

                             EQUITYHOLDERS AGREEMENT

     THIS EQUITYHOLDERS AGREEMENT (this "AGREEMENT") is made as of February 10, 2005 among Emergency Medical Services L.P., a Delaware limited partnership (the "COMPANY"), Onex Partners LP, a Delaware limited partnership ("ONEX PARTNERS"), the equityholders listed on the signature pages of this Agreement and such other equityholders of the Company as may, from time to time, become parties to this Agreement in accordance with the provisions hereof.

     The Company, the Onex Investors (as defined below) and the Equityholders (as defined below) desire to enter into this Agreement for the purpose of regulating certain aspects of the equityholders' relationships with one another and with the Company and in order to provide for the stability of the Company.

     As used in this Agreement, the term "EMPLOYEE INVESTOR" means any affiliated physician or any individual employed by the Company or any subsidiary of the Company at the time he or she becomes a party to this Agreement and is identified as an "Employee Investor" on the signature pages of this Agreement, and any permitted transferee who becomes party to this Agreement as contemplated by Section 1.3(a). Certain other capitalized terms used in this Agreement have the meanings set forth in Article 5.

     The parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                       Restrictions on Transfer of Units

     1.1 Transfer of Equityholder Units. No Employee Investor shall sell, transfer, assign, pledge, exchange or otherwise dispose of (a "TRANSFER") any interest in Units except pursuant to the provisions of this Article 1, Article 2 or pursuant to a Public Sale.

     1.2 Permitted Transfers.

     The restrictions contained in this Article 1 shall not apply with respect to any Transfer of Units by any Employee Investor to any other Employee Investor or to another Equityholder who is party to the Investor Equityholders Agreement; provided, that the restrictions contained in this Article 1 or, if applicable, the restrictions contained in the Investor Equityholders Agreement shall continue to be applicable to the Units after any such Transfer; and, provided further, that the transferee of such Units has agreed in writing that such Units remain subject such restrictions.

     1.3 First Offer Right.

     (a) At any time after the fifth anniversary of the date of this Agreement, any Employee Investor (the "TRANSFERRING EQUITYHOLDER") may Transfer Units pursuant to a bona fide offer from a Person by complying with this Section 1.3. In order to do so, the Transferring Equityholder must deliver a notice (the "OFFER NOTICE") to the Company, disclosing the proposed number of Units (the "SUBJECT UNITS") to be transferred, the identity of the proposed purchasers, and, in reasonable detail, the proposed terms and conditions of the Transfer, which must include payment of the purchase price in cash at the closing of the Transfer. Then, the Company may elect to purchase the Subject Units in cash and on the other terms specified therein by delivering notice of such election to the Transferring Equityholder within 60 days after the delivery of the Offer Notice. If the Company has elected to purchase all (but not less than all) of the
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Subject Units from the Transferring Equityholder, the transfer of such Units pursuant to such election will be consummated at a time and place specified by the Company within 90 days after delivery of the Offer Notice. If (and only if) the Company has not elected to purchase all of the Subject Units within 60 days after delivery of the Offer Notice, the Transferring Equityholder may, not less than 90 days or more than 120 days after delivery of the Offer Notice, transfer all (but not less than all) of the Subject Units to the proposed purchasers set forth in the Offer Notice at the same price per Unit in cash and on the same other terms offered to the Company in the Offer Notice; provided, that prior to such Transfer, such transferees shall have agreed in writing to be bound by the provisions of this Agreement as if the transferee(s) were Employee Investors. If the Subject Units are not so transferred within such period, they will be subject to the provisions of this Section 1.3(a) with respect to subsequent transfer and the Transferring Equityholder will not be entitled to deliver another Offer Notice for 90 days after the Subject Units again become subject to this Section 1.3(a).

     (b) If the Board determines in good faith that the acquisition of Units by a proposed purchaser identified in an Offer Notice could have an adverse effect on the Company for competitive or regulatory reasons, the Company shall deliver notice of that determination to the Transferring Equityholder within 20 days after delivery of the Offer Notice and such Offer Notice shall be void and of no effect. The Transferring Equityholder shall provide the Board with such information as the Board may reasonably request in order to make that determination and the 20-day period referred to in the preceding sentence shall be tolled during any period in which such information has been requested and not supplied.

     (c) The Company may transfer any of its respective rights to purchase the Subject Units under Section 1.3(a) to any Person.

     1.4 Lock-Up. No Employee Investor shall effect any transfer of his Pre-QPO Units for the 180-day period beginning on the date of a Qualified Public Offering.

     As used herein, the term "PRE-QPO UNITS", as to any Person, means the Units held by that Person immediately prior to the consummation of a Qualified Public Offering, and including any Units issued upon the exercise of any warrant or option held by that Person immediately prior to the consummation of a Qualified Public Offering.

     1.5 Transfers Following a Qualified Public Offering.

     (a) Following a Qualified Public Offering and the 180-day lock-up period described in Section 1.4 above, each Employee Investor who is not a Restricted Employee Investor (as defined in 1.5(b)(i) below), may transfer his or her Pre-QPO Units free of the restrictions of this Article I.

     (b) (i) A "RESTRICTED EMPLOYEE INVESTOR" means any Employee Investor who has, prior to a Qualified Public Offering, been granted options under a Company plan to purchase Units with an aggregate exercise price of $180,000 or more.

          (ii) Following a Qualified Public Offering and the 180-day lock-up period described in Section 1.4 above, and notwithstanding the provisions of Section 1.3(a), a Restricted Employee Investor may sell Pre-QPO Units only pursuant to Public Sale, and limited to a percentage of the Restricted Employee's Pre-QPO Units equal, at the date of any Public Sale, to:

               (w) the greater of

               (A) 50% of the Restricted Employee Investor's Pre-QPO Units, such Public Sale rights accruing in cumulative installments of 12.5% of the Restricted Employee Investor's Pre-


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QPO Units in each 12-month per commencing with (and including any Pre-QPO Units sold in) the Qualified Public Offering, and

               (B) the percentage of Onex Partner's Pre-QPO Units sold by Onex Partners, plus

               (x) a number of Pre-QPO Units having an aggregate sale price equal to the ordinary income tax payable by the Restricted Employee Investor as a result of such Restricted Employee Investor's purchase of Pre-QPO Units, plus

               (y) upon the exercise of an option granted under a Company plan for employees, a number of Pre-QPO Units having an aggregate sale price equal to the income taxes payable by the Restricted Employee Investor as a result of such exercise, provided, that the Public Sale occurs within five Business Days of the exercise, minus

               (z) the Pre-QPO Units previously sold by the Restricted Employee Investor, whether pursuant to this Section 1.5 or otherwise.

     1.6 Termination. The provisions of this Article 1 shall terminate automatically upon the earlier to occur of (a) an Approved Sale and (b) the 181st day following a Qualified Public Offering; provided however, that in the case of a Restricted Employee Investor the provisions of this Article 1 shall terminate automatically upon the earlier to occur of (a) an Approved Sale and
(b) the fifth anniversary of a Qualified Public Offering.

                                    ARTICLE 2

                    Tag-Along, Drag-Along and Put/Call Rights

     2.1 Tag-Along Right.

     (a) If any intended Transfer of Units by an Onex Investor (the "INITIATING EQUITYHOLDER") will be the subject of a "tag-along" right of the Management Investors pursuant to Section 5.1 of the Investor Equityholders Agreement, the Initiating Equityholder shall, at least 10 days prior to the Transfer, give notice (a "SALE NOTICE") to each Employee Investor describing the terms of the Transfer in reasonable detail, including the number of Units to be transferred, the price per Unit to be paid for such Units, and the other terms and conditions of the Transfer. If 50% or more of the Management Investors elect to participate in such Transfer, then each Employee Investor will be entitled and obligated to sell in the contemplated Transfer, at the price per Unit and on the same terms, a number of Units equal to such Employee Investor's Tag-Along Percentage. The Initiating Equityholder may abandon the contemplated Transfer at any time prior to its closing without any liability or obligation under this Section 2.1. An Employee Investor's "TAG-ALONG PERCENTAGE" is equal to the "Tag-Along Percentage" of the Management Investors who are participating in the Transfer.

     For the avoidance of doubt, if there are four Management Investors and two of them elect to participate in the Transfer, and if the Management Investors' "Tag-Along Percentage" (that is, the percentage of their total Units that will be Transferred) is 25%, then each Employee Investor will be entitled, and will be obligated, to Transfer 25% of his Units in the contemplated Transfer.

     (b) The Initiating Equityholder may effect the participation of the Employee Investors in the contemplated Transfer by either (i) obtaining the agreement of the prospective transferee(s) to purchase the Units or (ii) purchasing the Units from the Employee Investors directly, at the same price per Unit and on


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the same terms and conditions, in either case simultaneously with and conditioned upon the closing of the proposed Transfer.

     (c) The Employee Investors will use their best efforts to cooperate in the proposed Transfer and will take all necessary and desirable actions in connection with the consummation of the proposed Transfer as are reasonably requested by the Initiating Equityholder, including, but not limited to, entry into agreements and provision of representations, warranties and indemnification; provided, that no Employee Investor shall be required to enter into substantively different agreements or provide substantively different representations and warranties or indemnification than the Initiating Equityholder and each Employee Investor's obligations thereunder shall be several and limited to the proceeds received by him in connection with such proposed Transfer.

     (d) The provisions of this Section 2.1 shall not apply to any Public Sale or Public Offering, to any Transfer in connection with a Sale of the Company or to any Transfer to an Onex Investor or an Affiliate of an Onex Investor; provided, that any Affiliate of an Onex Investor to which Units are transferred must have agreed in writing to become a party to this Agreement as an Onex Investor.

     2.2 Drag-Along Right.

     (a) Subject to Section 2.2(b), if the Majority Onex Investors approve a Sale of the Company (the "APPROVED SALE"), the Employee Investors will consent to and raise no objections to the Approved Sale and (i) if the Approved Sale is structured as a sale of Units, the Employee Investors will sell all of their Units and rights to acquire Units on the terms and conditions approved by the Majority Onex Investors, (ii) if the Approved Sale is structured as a merger, consolidation or other reorganization, the Employee Investors will vote in favor thereof and will not exercise any dissenters' rights of appraisal they may have under Delaware law, and (iii) if the Approved Sale is structured as a sale of all or substantially all of the Company's consolidated assets, the Employee Investors will vote in favor thereof. The Employee Investors will use their best efforts to cooperate in the Approved Sale and will take all necessary and desirable actions in connection with the consummation of the Approved Sale as are reasonably requested by the Majority Onex Investors, including, but not limited to, entry into agreements and provision of representations, warranties and indemnification, provided, that no Employee Investor shall be required to enter into substantively different agreements or provide substantively different representations and warranties or indemnification than any other Equityholder and each Equityholder's obligations thereunder shall be several and limited to the proceeds received by such Equityholder in connection with such Approved Sale.

     (b) The obligations of the Employee Investors with respect to the Approved Sale are subject to the satisfaction of the condition that, upon the consummation of the Approved Sale, all of the Employee Investors will receive the same form and per Unit amount of consideration for their Units as all other Equityholders, or if any Equityholders are given an option as to the form and amount of consideration to be received, all Employee Investors must be given the same option, provided, that the Approved Sale may provide for payment in securities to all Equityholders that are accredited investors within the meaning of Regulation D under the Securities Act and in cash to Equityholders that are not accredited investors or may provide Equityholders that are accredited investors with the option to receive securities or cash while Equityholders that are not accredited investors receive cash.

     (c) If the proposed Approved Sale involves the receipt by Employee Investors of securities for which Section 4(2) of the Securities Act of 1933 or Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Employee Investors will, at the request of the Majority Onex Investors, and to the extent required to comply with Regulation D, appoint a


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purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Majority Onex Investor. If any Employee Investor appoints the purchaser representative designated by the Majority Onex Investors, the Company will pay the fees of such purchaser representative, but if any Employee Investor declines to appoint the purchaser representative designated by the Majority Onex Investors, such holder will appoint another purchaser representative (reasonably acceptable to the Majority Onex Investors), and such holder will be responsible for the fees of the purchaser representative so appointed.

     (d) No Employee Investor shall have any right to participate in any investment in "Successor Securities", as that term is defined in Section 5.2(d) of the Investor Equityholders Agreement.

     2.3 Put/Call Rights on Certain Events.

     (a) If, prior to a Qualified Public Offering, an Employee Investor dies or suffers a permanent disability, or is terminated by the Company or a subsidiary of the Company without Cause (the "PUT/CALL EVENT"), then such Employee Investor (or, in the case of death or permanent disability, such Employee Investor's executor, personal representative or legal representative) shall have the right to require the Company to purchase (the "PUT OPTION"), by delivery of a written notice (the "PUT NOTICE") to the Company within 30 days after the date of the Put/Call Event (the "PUT PERIOD"), and the Company shall be required to purchase, all of the Put/Call Securities at a price per Unit equal to the Put Price as of the date of the Put/Call Event. If the Put Option is not exercised within the Put Period, then the Company shall have the right to require the Employee Investor to sell (the "CALL OPTION"), by delivery of a written notice (the "CALL NOTICE") to the Employee Investor (or, in the case of death or permanent disability, such Employee Investor's executor, personal representative or legal representative) within 60 days after the date of the Put/Call Event (or, if later, the fifth Business Day after all options to purchase Units held by the Employee Investor have been exercised or expired by their terms) (the "CALL PERIOD"), and the Employee Investor shall be required to sell, all of the Put/Call Securities at a price per Unit equal to the Call Price as of the date of the Put/Call Event. As used herein, "PERMANENT DISABILITY" of an Employee Investor means a physical or mental medical condition that renders such Employee Investor unable to perform his or her duties, causing such Employee Investor to terminate his or her employment with the Company or a subsidiary thereof. Any Employee Investor who seeks to exercise the Put Option by reason of a permanent disability shall (i) authorize and direct his or her physicians and other health care professionals to discuss his or her medical condition with representatives of the Company (waiving any applicable privilege) and (ii) submit to examination by physicians designated by the Company.

     (b) If, prior to a Qualified Public Offering, an Employee Investor is terminated by the Company or a subsidiary of the Company for Cause, then the Company shall have the right to require the Employee Investor to sell, by delivery of a written notice (the "CAUSE CALL NOTICE") to the Employee Investor within 60 days after the date of termination (or, if later, the fifth Business Day after all options to purchase Units held by the Employee Investor have been exercised or expired by their terms) (the "CAUSE CALL PERIOD"), and the Employee Investor shall be required to sell, all of the Put/Call Securities at a price per Unit equal to the Put Price as of the date of termination.

     (c) The closing of any purchase of Put/Call Securities by the Company pursuant to this Section 2.3 shall take place at the principal office of the Company within 15 days after the expiration of the relevant Put Period, Call Period or Cause Call Period as the Company shall specify to such Employee Investor (or, in the case of death or permanent disability, such Employee Investor's executor, personal representative or legal representative) in writing (or such later date designated by the Company as may be necessary to determine the Put Price or Call Price or confirm the existence of permanent disability). At such closing, such Employee Investor (or, in the case of death or permanent disability, such Employee Investor's executor, personal representative or legal representative) shall deliver to the Company certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with


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respect to, the Put/Call Securities, free and clear of all liens, encumbrances or other restrictions (other than pursuant to securities laws or this Agreement), against payment by the Company of the purchase price for the Put/Call Securities in cash (by delivery of a check payable to such Employee Investor (or, in the case of death, such Employee Investor's estate)). Notwithstanding the foregoing, if the payment of all or any portion of the purchase price is not permitted to be made at the closing by the terms any credit agreement(s) relating to the Company's senior debt (collectively, the "CREDIT AGREEMENT"), or the payment would cause a Default or an Event of Default (as such terms are defined in any Credit Agreement), then that portion of the purchase price shall instead become a subordinated obligation of the Company (a "SUBORDINATE OBLIGATION"); the Subordinated Obligation shall not be payable during the continuance of a Default or an Event of Default (as defined in any Credit Agreement) or if such payment would not otherwise be permitted by any Credit Agreement or would result in a Default or an Event of Default (as defined under any Credit Agreement). The Subordinate Obligation shall be payable on the earlier to occur of (i) one day after the closing date of a complete refinancing of the Company's senior debt and (ii) receipt by the Company of the written approval of its senior lenders to pay the principal and interest on the obligation in full. The Subordinate Obligation shall accrue interest at the weighted average rate applicable from time to time on the Company's senior debt. The Company shall pre-pay the amount of any Subordinate Obligation, together with accrued and unpaid interest, as and when it is permitted to do so without Default (as defined) or creating an Event of Default (as defined) under any Credit Agreement, provided, that if there is more than one Subordinate Obligation outstanding under this Agreement and any similar obligation outstanding under any other agreement of the Company, the Company may continue to defer payment on all of the Subordinate Obligations hereunder, it may make pre-payments on the other subordinate obligations if required to do so by such other agreements, or it may pay such Subordinate Obligations in the proportion that the outstanding amount thereof (including accrued and unpaid interest) bears to the aggregate outstanding Subordinate Obligations and other subordinate obligations (including accrued and unpaid interest).

     (d) If and to the extent an Employee Investor (or, in the case of death or permanent disability, an Employee Investor 's executor, personal representative or legal representative) does not deliver a Put Notice within the Put Period or if the purchase of all Put/Call Securities does not occur at the scheduled closing date through the fault of such Employee Investor (or his executor, personal representative or legal representative), then such Employee Investor 's Put Option shall terminate. If and to the extent the Company does not deliver a Call Notice or a Cause Call Notice within the Call Period, Cause Call Period, as applicable, or if the purchase of all Put/Call Securities does not occur at the scheduled closing date through the fault of the Company, then the Company's Call Option shall terminate.

     2.4 Special Hardship Purchase.

     (a) If an Employee Investor experiences unexpected economic hardship that was not reasonably foreseeable when the Employee Investor purchased his Units, such as illness, and requires liquidity, he may give written notice to the Company identifying in reasonable detail the circumstances giving rise to the need for liquidity and requesting the Company to purchase a specified number of Units at the Put Price (at the date such notice is given) (or, if the Employee Investor does not know the Put Price, setting forth the aggregate purchase price for the Units he wishes to sell). The Company shall respond to the Employee Investor promptly, stating whether it will purchase any Units and, if so, the number of Units it will purchase and the Put Price per Unit.

     (b) The purchase of Units pursuant to this Section 2.4 shall be subject to the following conditions:

          (i) the Chief Executive Officer of the Company (or, if the Company is a limited partnership, the Chief Executive Officer of the general partner of the Company) has determined that


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unexpected economic hardship that was not reasonably foreseeable when the
Employee Investor purchased his Units, such as illness, or other unusual circumstances make such purchase appropriate to (1) prevent eviction or foreclosure on the Employee Investor's primary residence, (2) pay unforeseen medical expenses or (3) pay expenses associated with other unforeseen and extraordinary economic hardship;

          (ii) the aggregate price paid for the purchase of Units from any Employee Investor pursuant to this Section 2.4 shall not exceed $20,000; and

          (iii) it is permitted by the Company's credit agreements.

A decision by the Chief Executive Officer to cause the Company to purchase any Employee Investor's Units shall not be considered a precedent for a subsequent decision for the same Employee Investor or any other Employee Investor. The Board may from time to time appoint another individual to act in place of the Chief Executive Officer for purposes of this Section 2.4.

     (c) The closing of any purchase of Units by the Company pursuant to this
Section 2.4 shall take place at the principal office of the Company within 15 days after the Company's response pursuant to Section 2.4(a), as the Company shall specify to such Employee Investor. At such closing, such Employee Investor shall deliver to the Company certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to, the Units to be purchased by the Company, free and clear of all liens, encumbrances or other restrictions (other than pursuant to securities laws or this Agreement), against payment by the Company of the purchase price for the Units (by delivery of a check payable to such Employee Investor).

     2.5 Termination. The provisions of this Article 2 shall terminate automatically upon the earlier to occur of (a) an Approved Sale and (b) a Qualified Public Offering.

                                   ARTICLE 3

                   Covenants of the Company and Other Matters

     3.1 Financial Information. So long as an Employee Investor owns any Unit, the Company shall furnish or otherwise make available to such Employee Investor the following:

     (a) as promptly as practicable, and in any event within 90 days after the end of each fiscal year of the Company, copies of the audited annual consolidated financial statements of the Company and its subsidiaries, including a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, consolidated statements of income and of cash flow of the Company and its subsidiaries for such fiscal year and the related notes thereto, and stating in comparative form the figures as of the end of and for the previous fiscal year, accompanied by an audit report thereon by a firm of independent certified public accountants of national recognition, and

     (b) as promptly as practicable, and in any event within 45 days after the end of each fiscal quarter of the Company, copies of the unaudited quarterly consolidated financial statements of the Company, including a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter, and consolidated statements of income and of cash flow of the Company and its subsidiaries for such fiscal quarter and year to date period, and stating in comparative form the figures as of the end of and for the corresponding fiscal quarter and year to date period in the previous fiscal year; provided, that such statements need not cover periods prior to the date hereof.


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     The Company may require that Employee Investors execute a confidentiality agreement acceptable to the Company as a condition to the receipt of the financial information set forth in this Sections 3.1, but such confidentiality agreement shall not apply to any financial information made publicly available by the Company in connection with or following a Public Offering.

     3.2 Multiple Voting Stock upon IPO. The Employee Investors hereby agree to approve and to raise no objection to the implementation, at the election of the Majority Onex Investors in connection with an initial Public Offering, of a multiple vote stock to be exchanged for the Units that are held by the Onex Investors. In the event that such multiple vote stock is issued, the Employee Investor agrees, so long as such Employee Investor holds Company common stock exchanged for Units, such Employee Investor will vote for the election to the Board of individuals designated from time to time by the Majority Onex Investors. Such voting arrangement will terminate at such time as the Onex Investors cease to own in the aggregate at least 10% of the Company's equity securities held by them immediately after giving effect to the initial Public Offering.

                                    ARTICLE 4

Transfers of Units

     4.1 Transfers in Accordance with this Agreement. The Company may refuse to register any transfer of Units on its transfer books if such transfer is not in accordance with this Agreement and state and federal securities laws.

     4.2 Legending of Units Certificates. The Units may be uncertificated. All certificates representing Units held by any Employee Investor subject to this Agreement (and by any permitted or required transferees who are bound by or subject to this Agreement) shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD (WITHIN THE MEANING OF SUCH ACT) IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON THE VOTING OF SUCH SECURITIES CONTAINED IN THE EMPLOYEE EQUITYHOLDERS AGREEMENT, DATED AS OF FEBRUARY 10, 2005, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S EQUITYHOLDERS. A COPY OF SUCH EMPLOYEE EQUITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

     4.3 Default of Delivery.

     (a) In the event that any Employee Investor, the Company, or any Employee Investor's transferees or assignees (each, a "REQUIRING PARTY") have the right to acquire Units from any other Employee Investor or the right to require any such other Employee Investor to sell its Units to any other Person, pursuant to the terms of this Agreement (such selling Employee Investor hereinafter referred to as the "TRANSFEROR" and such Requiring Party or any other Person to whom the Transferor is required to transfer Units, as applicable, hereinafter referred to as the "TRANSFEREE") and the Transferor is not present at the closing, or is present but for any reason fails to produce and deliver to the Transferee the certificates or other instruments representing any of the Units being transferred, then the cash purchase price, as and when payable, may be deposited into a bank account in the name of the Company and any other


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consideration permitted or required to be delivered in satisfaction of the purchase price shall be deposited with the Company. Such deposits shall constitute valid and effective payment to the Transferor of the purchase price for the Units being transferred notwithstanding the fact that the Transferor may have voluntarily attempted to encumber or dispose of any of the Units contrary to the terms hereof, or that one or more certificates or other evidences of ownership of such Units may have been delivered to any other Person. From and after the date of such deposits (even though the Unit certificates in the name of the Transferor have not been delivered to the Transferee), the purchase by and transfer of the Units to the Transferee shall be deemed to have been fully completed and all right, title, benefit and interest of the Transferor in and to all such Units, both at law and in equity, shall be conclusively deemed to have been transferred and assigned to and become vested in the Transferee and the Transferee will have the right to request that the Company enter the transfer into the Unit register and the Company shall be entitled to so enter the transfer.

     (b) Where the Transferee has made a deposit in accordance with subsection
(a), the Transferor shall be entitled to receive the cash purchase price of the Units so deposited with the Company's bankers, and to receive any other consideration deposited with the Company. Upon delivery to the Company of (i) the certificates or other instruments representing the Units duly endorsed for transfer and (ii) any other document required to be delivered by the Transferor at closing, including, without limitation, the release or discharge of any encumbrance relating to the Units and stock transfer stamps, if necessary.

                                    ARTICLE 5

                              Certain Definitions

     5.1 Certain Definitions. When used in this Agreement the following terms shall have the respective meanings shown:

     "AMR" means American Medical Response, Inc.

     "APPROVED SALE" has the meaning set forth in Section 2.2(a).

     "BOARD" means the board of directors of the Company, provided, that at any time the "Company" is a limited partnership, the "Board" shall mean the board of directors of the general partner of the Company.

     "BUSINESS DAY" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City.

     "CALL PRICE" means, as of any date, with respect to any Put/Call Securities, a per Unit price equal to the quotient of (a) the excess of (i) the product of 6.5 times EBITDA over (ii) the aggregate amount of the Consolidated Indebtedness as of the end of the period for which EBITDA is calculated, divided by (b) the aggregate number of Units outstanding at the time of the relevant Put/Call Event. If the relevant Put/Call Event occurs prior to the completion of one full fiscal quarter from the date of this Agreement, the Call Price shall be the cash price per Unit paid by the Employee Investor for the Put/Call Securities.

     "CAUSE", with respect to an Employee Investor, means an Employee
Investor's: (a) commission of an act of fraud, embezzlement, misappropriation or breach of fiduciary duty with respect to the Company or any affiliate of the Company; (b) conviction of, or plea of guilty or nolo contendere to, any felony; or (c) refusal, after explicit written notice, to obey any lawful resolution of or direction by his direct supervisor or the Board; provided, that, as to any Employee Investor who is party to an employment agreement with the Company or a subsidiary thereof in which "Cause" is defined, then, as to that Employee Investor only, the definition of Cause set forth in such agreement shall be substituted for the foregoing.

     "COMPANY" means Emergency Medical Services L.P., and any successor thereto resulting from any merger, consolidation or other reorganization of or including the Company.

     "CONSOLIDATED INDEBTEDNESS" means, as of any date, the aggregate amount outstanding, on a consolidated basis, of (a) all obligations of the Company or its subsidiaries for borrowed money, (b) all obligations of the Company or its subsidiaries evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of the Company or its subsidiaries for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company or its subsidiaries' business, (d) all obligations of the Company or its subsidiaries under conditional sale or other title retention agreements relating to property purchased by such Person and all capitalized lease obligations, (e) all payment obligations of the Company or its subsidiaries on or for currency protection agreements, (f) all obligations of the Company or its subsidiaries as an account party under any letter of credit (excluding those supporting trade payables), (g) all obligations of any third party secured by property or assets of the Company or its subsidiaries (regardless of whether or not such Person is liable for repayment of such obligations) and (h) all guarantees of the Company or its subsidiaries.

     "EBITDA" means the consolidated net income of the Company and its subsidiaries, adjusted by adding thereto, to the extent deducted in determining such consolidated net income, interest, taxes, depreciation and amortization for the four consecutive fiscal quarters immediately preceding the relevant Put/Call Event, as calculated in accordance with generally accepted accounting principles in the United States consistently applied, based on the Company's consolidated financial statements for the applicable period. If fewer than four full fiscal quarters have elapsed from the date of this Agreement through the date of the relevant Put/Call Event, EBITDA shall be determined by reference to the results of such full fiscal quarters, divided by the number of such full fiscal quarters, and multiplied by four. The Board may make such adjustments to EBITDA as it determines in good faith are appropriate to reflect non-recurring or unusual items.

     "EMCARE" means EmCare Holdings Inc.

     "EQUITYHOLDER" means any holder of Units.

     "INVESTOR EQUITYHOLDERS AGREEMENT" means the Investor Equityholders Agreement, dated February 10, 2005, among the Company, Onex Partners and certain other holders of Units identified therein, including Management Investors.

     "MAJORITY ONEX INVESTORS" means Onex Investors holding, in the aggregate, a majority of the Units held by all Onex Investors.

     "MANAGEMENT INVESTORS" means, at any time, the employees of the Company or any subsidiary who are identified as "Management Investors" under the Investor Equityholders Agreement.

     "ONEX CORPORATION" means Onex Corporation, an Ontario corporation.

     "ONEX INVESTOR" means Onex Partners, Onex Corporation or any affiliate of Onex Partners or Onex Corporation that is a holder of Units or other equity interests of the Company.

     "PERSON" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

     "PUBLIC OFFERING" means a public offering and sale of equity interests of the Company pursuant to an effective registration statement under the Securities Act.

     "PUBLIC SALE" means any sale of Units to the public pursuant to an offering registered under the Securities Act or to the public through a broker or dealer or to a market maker pursuant to the provisions of Rule 144 (or any similar provision then in force) adopted under the Securities Act.

     "PUT PRICE" means, as of any date, with respect to any Put/Call Securities, a per Unit price equal to the quotient of (a) the excess of (i) the product of
4.5 times EBITDA, over (ii) the aggregate amount of the Consolidated Indebtedness as of the end of the period for which EBITDA is calculated, divided by (b) the aggregate number of Units outstanding at the time of the relevant Put/Call Event. If the relevant Put/Call Event occurs prior to the completion of one full fiscal quarter from the date of this Agreement, the Put Price shall be the cash price per Unit paid by the Employee Investor for the Put/Call Securities.

     "PUT/CALL EVENT" has the meaning set forth in Section 2.3(a).

     "PUT/CALL SECURITIES" means all of the Units owned by an Employee Investor.

     "QUALIFIED PUBLIC OFFERING" means the sale in one or more underwritten public offerings registered under the Securities Act of at least 20% of the equity interests in the Company outstanding immediately after giving effect to the most recent such offering.

     "SALE OF THE COMPANY" means any transaction pursuant to which Person(s) other than the Company's existing equityholders as of the date hereof and their respective Affiliates acquire (a) equity interests of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation, recapitalization, reorganization or sale or transfer of the Company's equity interests or otherwise) or (b) all or substantially all of the Company's assets (determined on a consolidated basis).

     "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

     "UNITS" means (a) the Class B units representing the Company's limited partnership interests purchased, issued to or otherwise acquired by any Employee Investor, including Units acquired upon the exercise of any warrant or option, and (b) any equity securities issued or issuable, directly or indirectly, with respect to the securities referred to in clause (a) by way of dividend or unit split, exchange or conversion, or in connection with a combination of Units, shares, recapitalization, merger, consolidation or other reorganization.

                                    ARTICLE 6

                                  Miscellaneous

     6.1 Voting Agreement and Appointment of Proxy.

     (a) The Employee Investors shall at all times vote their Units (to the extent they are entitled to vote the same) in the same manner as the Units held by the Majority Onex Investors are voted, on the election of directors and on all other matters which are submitted to a vote (or consent in lieu of voting) of the Company's equityholders and on which such Units are entitled to vote. To the extent permitted by law and for all purposes of this Agreement, each Employee Investor, by his execution of this Agreement, hereby irrevocably constitutes and appoints Onex Partners and such other Persons as may from time to time be designated by the Majority Onex Investors, its proxy with full power of substitution to vote all of his Units at any meeting of equityholders of the Company, or to give consent in lieu of voting, on any matter which is submitted for a vote or consent to the equityholders, provided, that such Units are voted in the same manner as the Units held by the Majority Onex Investors. The proxies and powers granted by the Employee Investors pursuant to this Section 6.1 are coupled with an interest.

     (b) The voting agreement set forth in this Section 6.1 shall terminate automatically upon an Approved Sale.

     6.2 No Pre-Emptive Rights. No Employee Investor shall have any pre-emptive or other right to acquire (a) Units, (b) shares of common stock of EmCare, AMR or any other subsidiary of the Company or (c) securities convertible into or exercisable for Units or such shares, and neither the Company nor any other Person shall have any obligation to offer any such securities to any Employee Investor.

     6.3 Management Representatives. Each of the Employee Investors hereby irrevocably constitutes and appoints the Management Representatives (as defined in this Section 6.3) as his representative to take all actions on his behalf in connection with this Agreement, in their sole and absolute discretion, including, but not limited to, executing any consents or waivers in connection with, or any amendments to, this Agreement (but not any decision to request the Company to purchase his Units pursuant to Section 2.3 or 2.4). The term "MANAGEMENT REPRESENTATIVE" means any three of the following individuals (or such lesser number as shall constitute all of the following): the Chief Executive Officer, the President, the Chief Financial Officer and the General Counsel of the Company (or, if the Company is a limited partnership, of the general partner of the Company). The three individuals from whom action as Management Representatives is sought shall act unanimously and shall include the Chief Executive Officer unless he is not available on a reasonable basis.

     6.4 Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made, provided, that any such delivery made on a day that is not a Business Day, or that is made after 5:00 p.m. on a Business Day, shall be deemed to be given on the following Business Day. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

     If to the Company:      Emergency Medical Services L.P.
                             6200 S. Syracuse Way - Suite 200
                             Greenwood Village, Colorado 80111
                             Attention: Legal Department
                             Fax: 303-495-1466

     with a copy to:         Onex Investment Corp.
                             712 Fifth Avenue
                             New York, New York 10019
                             Attention: Robert M. Le Blanc
                             Fax: (212) 582-0909

     If to an Onex Investor: c/o Onex Investment Corp.
                             712 Fifth Avenue
                             New York, New York 10019
                             Attention: Robert M. Le Blanc

                             Fax: (212) 582-0909

     with copies to:         Onex American Holdings II LLC
                             21 Leader Street
                             Marion, Ohio 43302
                             Attention: Donald F. West
                             Fax: (740) 223-7762

     and                     Kaye Scholer LLP
                             425 Park Avenue
                             New York, New York 10022
                             Attention: Joel I. Greenberg, Esq.
                             and Lynn Toby Fisher, Esq.
                             Fax: (212) 836-8689

     If to any Employee Investor, at such Employee Investor's address as set forth on such Employee Investor's signature page hereto.

     If to any other Person which becomes a party to this Agreement in accordance with the terms hereof, at the address for delivery of notices or communications given to all other parties by such party at such time.

     6.5 Interpretation. In this Agreement, unless a contrary intention appears,
(a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation," (c) reference to any Article or Section means such Article or Section hereof, (d) words of any gender shall be deemed to include each other gender, and (e) words using the singular or plural number shall also include the plural or singular number, respectively. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     6.6 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

     6.7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflicts of laws principles which would result in the application of the laws of another jurisdiction.

     6.8 Time. Time shall be of the essence of this Agreement.

     6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     6.10 Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware and the United States District Court from the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     6.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     6.12 Assignment. This Agreement shall be binding upon the parties hereto, all Employee Investors and, to the extent expressly provided elsewhere in this Agreement, their respective permitted transferees and assigns (other than purchasers of equity securities pursuant to a Public Sale), together with in each case all successors, heirs, executors and administrators thereof, and shall inure to the benefit of the parties hereto, all Employee Investors and, to the extent expressly provided elsewhere in this Agreement, assigns of the Employee Investors, together, in each case, with all successors, heirs, executors and administrators thereof. Except as otherwise provided herein, no party may assign any of its rights or delegate any of its duties under this Agreement.

     6.13 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Company, the Majority Onex Investors and the Management Representatives. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No purported waiver shall be effective unless in writing. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

     6.14 Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or temporary, preliminary or permanent injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     6.15 Counterparts; Joinder. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument. Additional Persons may become parties to this Agreement in accordance with the provisions of this Agreement or with the consent of the Company and the Majority Onex Investors, in either case by executing and delivering to the Company a joinder agreement (which may be in the form of an additional signature page hereto). Any employee of the Company or its subsidiaries (other than an employee who is a party to the Investor Equityholders Agreement) who (i) receives an option to purchase Units under the Company's Equity Option Plan or (ii) purchases Units under the Company Equity Purchase Plan, shall, upon execution of an option or subscription agreement between such employee and the Company, become a party to this Agreement as if such employee were a signatory hereto.

     6.16 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understanding, agreements or representations by or among the parties, written or oral, that may be related to the subject matter hereof in any way.

                             [Signature pages follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, all as of the date first above written.

                                        EMERGENCY MEDICAL SERVICES L.P.

                                        By: Emergency Medical Services
                                            Corporation, its general partner


                                        By: /s/ William A. Sanger
                                            ------------------------------------
                                        Name: William A. Sanger
                                        Title: Chief Executive Officer


                                        ONEX PARTNERS LLC


                                        By: /s/ Robert M. Le Blanc
                                            ------------------------------------
                                        Name: Robert M. Le Blanc
                                        Title: Representative


                                        By: /s/ Donald F. West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Representative


                                        ONEX US PRINCIPALS LP

                                        By: Onex American Holdings GP LLC,
                                            its General Partner


                                        By: /s/ Donald F. West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Representative


                                        EMS EXECUTIVE INVESTCO LLC


                                        By: /s/ Donald F. West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Director


                   [Signature page to Equityholders Agreement]

                                        ONEX EMSC CO-INVEST LP

                                        By: Onex Partners GP LP, its General
                                            Partner

                                        By: Onex Partners Manager LP, its Agent

                                        By: Onex Partners Manager GP Inc., its
                                            General Partner


                                        By: /s/ Robert M. Le Blanc
                                            ------------------------------------
                                        Name: Robert M. Le Blanc
                                        Title: Managing Director


                                        By: /s/ Donald F. West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Vice President


                                        ONEX PARTNERS LP

                                        By: Onex Partners GP LP, its General
                                            Partner

                                        By: Onex Partners Manager LP, its Agent

                                        By: Onex Partners Manager GP Inc.,
                                            its General Partner


                                        By: /s/ Robert M. Le Blanc
                                            ------------------------------------
                                        Name: Robert M. Le Blanc
                                        Title: Managing Director


                                        By: /s/ Donald F. West
                                            ------------------------------------
                                        Name: Donald F. West
                                        Title: Vice President

                   [Signature page to Equityholders Agreement]

         [SIGNATURE PAGES OF INDIVIDUAL EMPLOYEES INTENTIONALLY OMITTED]